Exhibit 99.1

Press Release

Source: MidCarolina Financial Corporation

MidCarolina Financial Corporation Announces 23% Increase in 4th Quarter Net Income and 22% Increase for 2005

BURLINGTON, N.C., /PRNewswire-FirstCall/ — MidCarolina Financial Corporation (OTC Bulletin Board: MCFI - News) today reported record operating results for the fourth quarter ended December 31, 2005. MidCarolina reported net income of $705,000 for the quarter ended December 31, 2005, an increase of 23% when compared to the $574,000 reported for the fourth quarter of 2004. Diluted earnings per common share increased to $0.19 for fourth quarter 2005, compared to $0.17 in 2004.

For the twelve month period ended December 31, 2005, net income was $2.368 million, a 22% increase compared to net income of $1.942 million reported for 2004. Diluted earnings per share increased to $0.67 for 2005, compared to $0.58 for the twelve months ended December 31, 2004.

MidCarolina reported total assets of $370.0 million at December 31, 2005, an increase of $85.1 million, or 30%, when compared to the $284.9 million reported at December 31, 2004. Total loans, net of mortgage loans held-for-sale, were $280.0 million at December 31, 2005, an increase of $62.3 million, or 29%, from levels a year ago. Deposit totals at the end of the year were $300.3 million, an increase of $83.5 million, or 39%, when compared to 2004 year-end balances.

Commenting on these results, Randolph J. Cary, Jr., President and CEO, said, “The Board of Directors and management are very pleased to report record operating results for the 2005 year and fourth quarter. We are very proud of the growth MidCarolina achieved in our existing markets of Alamance and Guilford Counties. We are excited about our new full service branch scheduled to open in the 1st quarter of 2006, located on Friendly Avenue in the Guilford College area of Greensboro, North Carolina. Our client base continues to expand as commercial and retail businesses choose MidCarolina as their financial partner.”

MidCarolina Bank provides a complete line of banking services to individuals and businesses through its four full-service banking offices and two limited-service offices located in the cities of Burlington, Graham and Greensboro, North Carolina. MidCarolina Bank, a wholly owned subsidiary of MidCarolina Financial Corporation, also provides the Bank’s markets with personalized full brokerage services for stocks, bonds, mutual funds and an array of insurance products.

MidCarolina Bank is insured by the FDIC and is an equal housing lender.

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. For further information and other factors which could affect the accuracy of forward-looking statements, please see MidCarolina’s reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 which are available at the SEC’s website (www.sec.gov) or MidCarolina’s website (www.midcarolinabank.com). Readers are cautioned not to place undue reliance on theses forward-looking statements, which reflect management’s judgments only as of the date hereof. MidCarolina Financial Corporation undertakes no obligation to revise these statements following the date of this press release.

QUARTERLY PERFORMANCE SUMMARY

MIDCAROLINA FINANCIAL CORPORATION

(Dollars in thousands, except per share and share data)

	For the Three Months Ended		% Change
	December 31, 2005	December 31, 2004
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$5,740	$3,556	61.4%
Interest expense	2,665	1,334	99.8%
Net interest income	3,075	2,222	38.4%
Provision for loan losses	310	318	-2.5%
Net interest income after provision for loan losses	2,765	1,904	45.2%
Noninterest income	519	986	-47.4%
Noninterest expense	2,163	2,027	6.7%
Income before income tax expense	1,121	863	29.9%
Provision for income taxes	416	289	43.9%

NET INCOME	705	574	22.8%
Less preferred Dividends	(51)	—

NET INCOME AVAILABLE TO COMMON SHARES	$654	$574	13.9%

PER SHARE DATA
Earnings per share, basic	$0.21	$0.18	14.1%
Earnings per share, diluted	0.19	0.17	13.1%

Weighted average number of common shares outstanding, basic	3,129,289	3,126,588

PERFORMANCE RATIOS
Return on average assets	0.77%	0.81%
Return on average common equity	12.28%	13.89%
Efficiency ratio	60.18%	63.19%
Average total equity to average total assets	6.24%	5.77%

ANNUAL PERFORMANCE SUMMARY

MIDCAROLINA FINANCIAL CORPORATION

(Dollars in thousands, except per share and share data)

	As of / For the Year Ended		% Change
	December 31, 2005	December 31, 2004
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$19,216	$12,174	57.8%
Interest expense	8,327	4,384	89.9%
Net interest income	10,889	7,791	39.8%
Provision for loan losses	1,373	1,030	33.3%
Net interest income after provision for loan losses	9,516	6,761	40.7%
Noninterest income	2,675	4,141	-35.4%
Noninterest expense	8,546	8,010	6.7%
Income before income tax expense	3,645	2,892	26.0%
Provision for income taxes	1,277	950	34.4%

NET INCOME	2,368	1,942	21.9%
Less preferred Dividends	(104)	—

NET INCOME AVAILABLE TO COMMON SHARES	$2,264	$1,942	16.6%

PER SHARE DATA
Earnings per share, basic	$0.72	$0.62	15.4%
Earnings per share, diluted	0.67	0.58	16.3%

Weighted average number of common shares outstanding, basic	3,126,925	3,119,564

PERFORMANCE AND ASSET QUALITY RATIOS
Return on average assets	0.72%	0.77%
Return on average common equity	12.64%	12.54%
Net yield on earning assets (taxable equivalent)	3.51%	3.22%
Efficiency ratio	63.01%	67.13%
Average equity to average assets	6.00%	6.12%
Allowance for loan losses as a % of total loans, end of year	1.46%	1.32%
Non-performing assets to total assets, end of year	0.79%	0.80%
Ratio of net charge-offs to average loans outstanding	0.05%	0.35%

ANNUAL PERFORMANCE SUMMARY

MIDCAROLINA FINANCIAL CORPORATION

(Dollars in thousands)

	As of		% Change
	December 31, 2005	December 31, 2004
SELECTED BALANCE SHEET DATA
End of year balances

Total loans	$279,962	$217,683	28.6%
Allowance for loan losses	4,090	2,865	42.8%
Loans, net of allowance for loan losses	275,208	214,818	28.1%
Securities, available for sale	58,373	35,912	62.5%
Total Assets	369,961	284,888	29.9%

Deposits:
Noninterest-bearing deposits	31,544	23,667	33.3%
Interest-bearing demand and savings	70,586	59,010	19.6%
CD’s and other time deposits	198,132	134,114	47.7%
Total Deposits	300,262	216,791	38.5%
Short term debt	10,000	15,500	-35.5%
Long term debt	34,764	34,764	0.0%
Total interest-bearing liabilities	313,482	243,388	28.8%
Shareholders’ Common Equity	18,274	16,424	11.3%
Shareholder Preferred Equity	4,819	—
Total Shareholders’ Equity	23,093	16,424	40.6%